Exhibit 99.1

CONTACTS:	Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com
Nello Gonfiantini, Diego Pellicer Worldwide, Inc., 775-690-2188, nello@diego-pellicer.com

WEBSITE:	www.diego-pellicer.com

FOR IMMEDIATE RELEASE

Diego Pellicer Worldwide, Inc. Announces Fiscal 2018 Second Quarter Financial Results

SEATTLE (Aug. 23, 2018) – Diego Pellicer Worldwide, Inc. (OTCQB: DPWW), the premium marijuana brand and retail development company, today announced its financial results for the fiscal 2018 second quarter ended June 30, 2018. The company reported a net income of $1,010,752 for the six months ended June 30, 2018, and a net loss of $849,894 for the quarter ended June 30, 2018.

“It’s been a year of expansion – both in Colorado where we currently do business, and now we’re conducting due diligence and actively exploring real estate and upscale branding opportunities in California, the largest cannabis markets in the United States,” said Ron Throgmartin, chief executive officer of Diego Pellicer Worldwide, Inc. “To accelerate this development, we formed a new management company to set carefully selected operators up for success, while providing a continuous revenue stream for Diego Pellicer Worldwide, Inc.”

In July, Diego Pellicer Worldwide, Inc. announced a second store location in Denver and is currently working on the design and build-out with world-renowned architect Michael Rotondi, FAIA and original Apple store creative team member Jill Savini. Earlier this month, Diego Pellicer Worldwide, Inc. formed Diego Pellicer Management Company to license the upscale Diego Pellicer brand to qualified operators while providing expertise in retail, product and manufacturing from its accomplished executive team with extensive industry experience. As part of its management and premium branding program, Diego Pellicer Worldwide, Inc. receives royalty payments from all operators under the Diego umbrella.

Diego Pellicer Worldwide, Inc.’s full second quarter 2018 10-Q filing is available on the company’s investor site at Diego-Pellicer.com, http://compliance-sec.com/secfilings/company/DPWW/filings.html.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is the premium marijuana brand and retail development company. The company actively seeks, develops and leases legally compliant real estate, including turnkey cultivation and processing facilities as well as high-end, branded retail stores to licensed marijuana operators. When federally legal, DPWW is positioned to become a national, vertically integrated marijuana company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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